Exhibit 99.6

CONSENT OF PERSON NAMED TO BECOME A DIRECTOR

Pursuant to Rule 438 promulgated under the Securities Act of 1933, as amended, the undersigned hereby consents to being named as a director nominee and to the disclosure of the undersigned’s biographical information included in the Registration Statement on Form F-1, and any amendments thereto, to be filed by Sibo Holding Limited with the Securities and Exchange Commission. The undersigned further consents to the filing of this consent as an exhibit to such Registration Statement.

/s/ Chang Ran Hu
Name:	Chang Ran Hu
Date:	August 26, 2025